EXHIBIT 5.1

SATTERLEE STEPHENS BURKE & BURKE LLP
230 PARK AVENUE
NEW YORK, NY 10169-0079
(212) 818 9200

47 MAPLE STREET SUMMIT, NJ 07901 (908) 277-2221 FAX (908) 277-2038	FAX (212) 818-9606/7 www.ssbb.com

June 25, 2004

Medarex, Inc.
707 State Road
Princeton, NJ 08540

  Re:
  Medarex, Inc.—Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Medarex, Inc., a New Jersey corporation (the "Company"), in connection with the public offering of shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). In connection therewith, the Company has filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-4 (the "Registration Statement"). The Registration Statement relates to the registration of shares having an aggregate value of $12,000,000. As such counsel, you have requested our opinion as to the matters described herein relating to the issuance of the Shares.

        We have examined the Company's Restated Certificate of Incorporation, as amended; the Company's Amended and Restated By-Laws; minutes of the Company's corporate proceedings, as made available to us by officers of the Company; an executed copy of the Registration Statement, and all schedules and exhibits thereto in the form filed with the Securities and Exchange Commission; and such matters of law deemed necessary by us in order to deliver this opinion. In the course of such examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied, without investigation, upon certificates of officers and employees of the Company who we believe to be reliable, and upon certificates, facsimiles and other documents from, and oral conversations with, public officials.

        Based upon the foregoing, we are of the opinion that following the effective date of the Registration Statement, when certificates for the Shares to be issued and sold by the Company have been duly executed and countersigned and delivered against due receipt of consideration therefore in the manner contemplated by the Registration Statement, the Prospectus included therein and any related Prospectus Supplement(s), the Shares will be duly and validly authorized, legally issued and will be fully paid and non-assessable with no personal liability attaching to ownership thereof.

        We understand that this opinion is to be filed as an exhibit to the Registration Statement. We consent to such filing and to the use of our name in the Prospectus included therein under the caption "Legal Matters."

                      Very truly yours,

                      /s/ Satterlee Stephens Burke & Burke LLP